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                                                                     EXHIBIT 4.1

                   LABORATORY CORPORATION OF AMERICA HOLDINGS

                            2000 STOCK INCENTIVE PLAN
                      As Amended and Restated April 3, 2002

              1.  Purpose; Restrictions on Amount Available under this Plan.

       This 2000 Stock Incentive Plan, as amended and restated April 3, 2002, (this "Plan") is intended to encourage stock ownership by employees, consultants, and non-employee directors of Laboratory Corporation of America Holdings (the "Company") and employees and consultants of Affiliate Corporations (as defined in Section 2(a) hereof), so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees, consultants and non-employee directors to remain in the employ and/or service of the Company and to put forth maximum efforts for the success of the business of the Company. It is further intended that options granted by the Committee pursuant to Section 6 of this Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the "Code"), and options granted by the Committee pursuant to Sections 7 and 8 of this Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). Grants under this Plan may consist of Incentive Stock Options, Nonqualified Stock Options (collectively, "Options"), stock appreciation rights ("Rights"), which Rights may be either granted in conjunction with Options ("Related Rights") or unaccompanied by Options ("Free Standing Rights"), restricted stock awards ("Restricted Shares"), or performance awards ("Performance Awards"), as hereinafter set forth.

              2.  Definitions.

       As used in this Plan, the following words and phrases shall have the meanings indicated:

                  (a) "Affiliate Corporation" or "Affiliate" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.

                  (b) "Award" shall mean an Option, a Right, Restricted Share, or Performance Award granted hereunder.

                  (c) "Award Agreement" shall have the meaning set forth in
Section 3 hereof.

                  (d) "Change in Control" shall mean an event of a nature that:

                      (i) any "person" (as the term is defined in Sections 13(d)
                  and 14(d) of the Securities Exchange Act of 1934, as amended, "the Exchange Act") who is not now presently but becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the Company's outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or

                      (ii) individuals who constitute the Board of Directors on
                  the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the Incumbent Board, shall be for purposes of this clause (ii), considered as though he or she were a member of the Incumbent Board; or a plan of reorganization, merger, consolidation, sale of all or substantially

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                  all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity; or

                      (iii) a proxy statement soliciting proxies from
                  shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities not issued by the Company shall be distributed.

                  (e) "Common Stock" shall mean shares of the Company's common stock, par value $0.10 per share.

                  (f) "Covered Officer" as of a particular date shall mean (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of
         Section 162(m) of the Internal Revenue Code; provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

                  (g) "Disability" shall mean a Participant's inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                  (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (i) "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on a national securities exchange for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

                  (j) "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Award, each of such corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (k) "Participant" shall have the meaning set forth in Section 4 hereof.

                  (l) "Prior Plans" shall mean the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan and the Laboratory Corporation of America Holdings 1994 Stock Option Plan.

                  (m) "Retirement" shall mean a Participant's termination of employment in accordance with the provisions of the Company's Employee Retirement Plan at such Participant's Normal Retirement Date, as defined in such Plan.

                  (n) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of such corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
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                  (o) "Ten Percent Stockholder" shall mean a Participant who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent Corporation or Subsidiary Corporations.

           3.   Administration.

         This Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall be comprised of two or more persons, each of whom shall qualify as a "Non-Employee Director" as described in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act.

         The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to grant Awards; to designate Participants, other than as set forth in Section 8 hereof; to determine the type or types of Awards to be granted to a Participant; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine which Rights (if any) shall be granted in conjunction with Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the number of shares to be covered by each Award; to interpret this Plan; to prescribe, amend and rescind rules and regulations relating to this Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with Awards granted under this Plan (each an "Award Agreement"); and to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as may be deemed advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

         No member of the Board of Directors or Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award granted hereunder.

           4.   Eligibility.

         Awards may be granted to key employees (including, without limitation, officers and directors who are employees) and non-employee directors of the Company or its present or future Affiliate Corporations. For purposes of the foregoing, "employee" shall mean any employee, independent contractor, consultant, advisor, or similar individual who is providing or who has agreed to provide services to the Company or to any of its present or future Affiliate Corporations. Notwithstanding any provision of this paragraph, Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Company or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of this Plan. A person to whom an Award has been granted hereunder is sometimes referred to herein as a "Participant" or "Optionee."

         A Participant shall be eligible to receive more than one grant of an Award during the term of this Plan, but only on the terms and subject to the restrictions hereinafter set forth.

           5.   Stock.

         The stock subject to Awards hereunder shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock as to which Awards may be granted from time to time under this Plan shall not exceed 7.4 million, plus any shares which remain available for grants of awards under the Prior Plans, of which the number of shares of Common Stock as to which Restricted Shares and/or Performance Awards may be granted from time to time under this Plan shall not exceed 3 million. No person may be granted Options or Rights under this Plan representing an aggregate of more than 300,000 shares of Common Stock in any year. The

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limitations established by the preceding three sentences shall be subject to adjustment as provided in Sections 14 and 18 hereof.

         To the extent that (1) any Award granted under the Plan or the Prior Plans expires, is terminated or forfeited without being exercised, settled or with respect to Restricted Shares, vested, (2) any Option granted under the Plan or the Prior Plans is surrendered on exercise of a Right for cash or the issuance of fewer shares of Common Stock than issuable under such surrendered Option, or (3) any Free Standing Right granted under the Plan or the Prior Plans expires or is terminated without being exercised, the shares of Common Stock issuable thereunder, less such shares issued, shall become available for grants of Awards.

           6.   Incentive Stock Options.

         Options granted pursuant to this Section 6 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Sections 5 and 9 hereof:

                  (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Company, any Parent Corporation and any Subsidiary Corporation become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

                  (b) Ten Percent Stockholders. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

           7.   Employee Nonqualified Stock Options.

         Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Sections 5 and 9 hereof.

           8.   Director Nonqualified Stock Options.

                  (a) Each non-employee director shall be granted an Option to purchase that number of shares of Common Stock having a Fair Market Value equal to $65,000 as of the date of each annual meeting of the stockholders of the Company (the "Annual Grant Amount") following the meeting at which the Plan is approved at which such individual is elected or reelected to the office of director (the "Meeting Grant Date") with each such grant effective as of each Meeting Grant Date. In addition, notwithstanding the foregoing, (i) options will be granted to directors elected at the meeting at which the Plan is approved for a number of shares having a Fair Market Value equal to $65,000 as of the Effective Date to be effective as of the Effective Date and (ii) with respect to any person who is elected or nominated as and becomes a director other than in connection with an annual meeting of the stockholders of the Company, such director shall be granted an Option, to be effective as of the date of his or her election or appointment, in an amount equal to the product of the Annual Grant Amount and a fraction the numerator which is the number of months from the date of such election or appointment until the expected date of the next annual meeting and the denominator of which is twelve. Options granted pursuant to this Section 8 are intended to constitute Nonqualified Stock Options and shall be subject, to the extent applicable, to the general terms and conditions specified in Sections 5 and 9 hereof.

                  (b) No fractional shares shall be issued under this provision. Any fractional share that would otherwise be granted in connection with the Annual Grant Amount shall be rounded down to the nearest whole share, with the remainder being paid in cash.

                  (c) With respect to the Options granted pursuant to this
         Section 8, neither the Board nor the Committee shall have discretion with respect to the selection of directors to receive Options, the number of

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         shares subject to such Options, the purchase price thereunder or the timing of the grant of Options under this Section 8.

                  (d) Unless otherwise provided in an award agreement, the Options granted pursuant to this Section 8 shall vest in equal one-third installments on each of the three anniversaries following the grant date.

           9.   Terms and Conditions of Options.

         Each Option granted pursuant to this Plan shall be evidenced by a written Award Agreement between the Company and the Participant, which agreement shall comply with and be subject to the following terms and conditions:

                  (a) Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which the Option relates.

                  (b) Type of Option. Each Award agreement shall specifically identify the portion, if any, of the Option that constitutes an Incentive Stock Option and the portion, if any, which constitutes a Nonqualified Stock Option.

                  (c) Option Price. Each Award Agreement shall state the Option Price per share of Common Stock, which shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock of the Company on the date of grant of the Option and which, in the case of Incentive Stock Options, shall be further subject to the limitation described in Section 6(b) hereof. The Option Price shall be subject to adjustment as provided in Section 14 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

                  (d) Medium And Time of Payment. The Option Price shall be paid or satisfied in full, at the time of exercise, in cash or in shares of Common Stock owned by the Participant for at least six months (which are not the subject of any pledge or other security interest) having a Fair Market Value equal to such Option Price or in a combination of cash and such shares, and may be effected in whole or in part, at the discretion of the Committee (i) with monies received from the Company at the time of exercise as a compensatory cash payment, or (ii) with monies borrowed from the Company pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion separately with respect to each exercise of Options and each Participant; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of security, if any, and repayment shall be permitted by and be in compliance with applicable law.

                  (e) Term and Exercise of Options. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Award Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee; provided, however, that in the case of any Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Incentive Stock Option and such exercise period shall be further limited in circumstances described in Section 6(b) hereof. The exercise period shall be subject to earlier termination as provided in
         Section 9(f) and 9(g) hereof. An Option may be exercised as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any one time as to fewer than one hundred (100) shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than one hundred (100)).

                  (f) Termination of Employment. Except as provided in this
         Section 9(f) and in Section 9(g) hereof, an Option may not be exercised unless the Participant is then in the employ or service of (1) the Company, (2) an Affiliate Corporation or (3) a corporation issuing or assuming the Option in a transaction to which Section 424 of the Code applies or a parent corporation or subsidiary corporation of the

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         corporation described in this Clause 3, and unless the Participant has remained continuously so employed since the date of grant of the Option. In the event that the employment or service of a Participant shall terminate (other than by reason of death, Disability or Retirement), all Options of such Participant that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after such termination. Nothing in this Plan or in any Option or Right granted pursuant hereto shall confer upon an individual any right to continue in the employ or service of the Company or any of its Affiliate Corporations or interfere in any way with the right of the Company or any such Affiliate Corporation to terminate such employment or service at any time.

                  (g) Acceleration of Benefits upon Death, Disability or Retirement of Participant or a Change in Control. If (i) a Participant shall die while employed by the Company or an Affiliate Corporation thereof, (ii) a Participant shall die within three (3) months after the termination of such Participant's employment, (iii) the Participant's employment shall terminate by reason of Disability or Retirement, or
         (iv) there is a Change in Control, then in any such case all Options theretofore granted to such Participant (whether or not then exercisable) may, unless earlier terminated or expired in accordance with their terms, be exercised by the Participant or by the Participant's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Participant, at any time within one year after the date of death, Disability or Retirement of the Participant or the Change in Control.

                  (h) Nontransferability of Options. Except as otherwise provided in an Award Agreement, Options granted under this Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Participant, only by the Participant or by his guardian or legal representative.

                  (i) Rights as a Stockholder. A Participant who is the holder of an Option or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 14 hereof.

                  (j) Other Provisions. The Award Agreements authorized under this Plan shall contain such other provisions, including, without limitation, (i) the granting of Rights, (ii) the imposition of restrictions upon the exercise of an Award, and (iii) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable.

          10.  Stock Appreciation Rights.

                  (a) Grant and Exercise. In the case of a Nonqualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, related Rights may be granted only at the time of the grant of the Incentive Stock Option.

         A Related Right or applicable portion thereof granted with respect to a given Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that, unless otherwise provided by the Committee at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Option exceeds the number of shares not covered by the Right.

         A Related Right may be exercised by a Participant, in accordance with paragraph (b) of this Section 10, by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in paragraph
(b) of this Section 10. Options, which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

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                  (b) Terms and Conditions. Rights shall be subject to such
         terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee and as evidenced by a written Award Agreement between the Company and the Participant, including the following:

                         (i) Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 6, 7, 9 and this Section 10 of this Plan.

                         (ii) Upon the exercise of a Related Right, a Participant shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one (1) share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Related Right shall have been exercised, with the Committee having the right to determine the form of payment.

                         (iii) Related Rights shall be transferable only when and to the extent that the underlying Option would be transferable under paragraph (h) of Section 9 of this Plan.

                         (iv) A Related Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.

                         (v) Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant.

                         (vi) The term of each Free Standing Right shall be fixed by the Committee, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

                         (vii) Upon the exercise of a Free Standing Right, a Participant shall be entitled to receive up to, but not more than, an amount in cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock over the price per share specified in the Free Standing Right (which shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares in respect of which the Right is being exercised, with the Committee having the right to determine the form of payment.

                         (viii) No Free Standing Right shall be transferable by
                  the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant's lifetime, only by the Participant or his legal guardian or legal representative.

                         (ix) In the event of the termination of employment of a recipient of a Free Standing Right, such right shall be exercisable to the same extent that an Option would have been exercisable in the event of the termination of employment of a Participant.

          11.  Restricted Shares.

                    (a) Grant. Subject to the provisions of this Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares shall be granted, the number of Restricted Shares to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares may be forfeited to the Company, and the other terms and conditions of such Awards (including whether or not such Restricted Shares shall qualify as Performance Awards).

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                  (b) Transfer Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, except as otherwise provided in an Award Agreement. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company shall deliver such certificates to the Participant or the Participant's legal representative.

                  (c) Dividends and Distributions. Dividends and other distributions paid on or in respect of Restricted Shares, if any, may be paid directly to the Participant, or may be reinvested in additional Restricted Shares, as determined by the Committee in its sole discretion.

                  (d) Acceleration of Benefits upon Death, Disability or Retirement of Participant or a Change in Control. If (i) a Participant shall die while employed by the Company or an Affiliate Corporation thereof, (ii) the Participant's employment shall terminate by reason of Disability or Retirement, or (iii) there is a Change in Control, then in any such case all Restricted Shares theretofore granted to such Participant shall become immediately vested and nonforfeitable.

          12.   Performance Awards.

                  (a) Grant. Subject to the provisions of this Plan, the Committee shall have sole and complete authority to determine the Participants to whom Performance Awards shall be granted, the number of shares of Common Stock subject to Performance Awards, the duration of the period during which, and the conditions under which, the Performance Awards may be forfeited to the Company, and the other terms and conditions of such Awards. Performance Awards may be (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and
         (iii) payable at such time and in such form as the Committee shall determine.

                  (b) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. Unless otherwise provided in an Award Agreement, Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

                  (c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

          13.   Provisions Applicable to Covered Officers.

         To the extent the Committee determines, all performance-based Restricted Shares and Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 13.

                  (a) Performance goals shall be limited to one or more of the following Company, subsidiary, operating unit or division financial performance measures:

                           (i) earnings before interest, taxes, depreciation and/or amortization

                          (ii)   operating income or profit

                         (iii) return on equity, assets, capital, capital employed, or investment

                          (iv)   after tax operating income

                           (v)   net income

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                          (vi)   earnings or book value per share

                         (vii)   cash flow(s)

                        (viii) total sales or revenues or sales or revenues per employee

                          (ix)   stock price or total shareholder return

                           (x)   dividends

                          (xi) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, or to assets or net assets.

                  (b) The maximum annual number of shares in respect of which performance-based Restricted Shares and Performance Awards may be granted to any Participant under the Plan is 200,000 and the maximum annual amount of any such Award settled per Participant in cash is $5 million.

                  (c) To the extent necessary to comply with Section 162(m), no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (A) select the performance goal or goals applicable to the performance period, (B) establish the various targets and bonus amounts which may be earned for such performance period and (C) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

          14.   Effect of Certain Changes.

                  (a) If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for Awards, the maximum number of shares of Common Stock that may be subject to Awards, the number of such shares of Common Stock covered by outstanding Awards, and the price per share of Options or the applicable market value of Rights, shall be proportionately adjusted by the Committee to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

                  (b) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan.

                  (c) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of Code.

          15.   Agreement by Participant Regarding Withholding Taxes.

         If the Committee shall so require, as a condition of grant, exercise, or settlement or otherwise, each Participant shall agree that:

                  (a) no later than the date a Participant recognizes taxable income in connection with an Award granted hereunder in connection with the exercise or settlement of such Award or otherwise, the Participant will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise or settlement of such Award (any such tax, a "Withholding Tax"); and

                  (b) the Company shall, to the extent permitted or required by law, have the right to deduct any Withholding Tax from any payment of any kind otherwise due to the Participant.

          16.   Gross-Up for Excise Tax.

         An Award Agreement may provide that in the event that a Participant becomes entitled by reason of a Change of Control to the accelerated vesting of an Award, if such Participant will be subject to excise tax (the "Excise Tax") under Section 4999 of the Code, the Company shall pay to such Participant as additional compensation an amount (the "Gross-Up Payment") which, after payment by such Participant of all taxes (including any federal, state and local income tax and excise tax upon the payment provided for by this Section 16) allows Participant to retain an amount of the Gross-Up Payment equal to the Excise Tax. For purposes of determining whether a Participant will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by such Participant in connection with a Change in Control of the Company or the Participant's termination of employment (whether pursuant to the terms of the Award Agreement or any other plan, arrangement or agreement with the Company, any entity whose actions result in a Change in Control of the Company or any entity affiliated with the Company or such entity) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Participant such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of payments or benefits treated as subject to the Excise Tax shall be equal to the lesser of
(A) the total amount of payments or benefits conferred on such Participant by reason of the Change of Control or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) at the time that the amount of such excess finally is determined. The Participant and the

Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

          17.   Termination and Amendment.

         Unless terminated by action of the Board of Directors or the Committee, no Awards may be granted under this Plan after May 4, 2010. This Plan may be amended or terminated at any time by the Committee, except that no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to qualify or comply. The Committee may amend the terms of any Award Agreement and any Award granted, retroactively or prospectively, but no amendment may adversely affect any vested Award without the holder's consent.

          18.   Effectiveness; Approval of Stockholders.

         Except as otherwise provided herein, this amended and restated Plan shall take effect as of May 15, 2002 (the "Effective Date"), subject to the approval of the holders of the majority of the voting shares of the Company at the Company's 2002 annual meeting of Stockholders (the "2002 Annual Meeting"). If the Plan amendments to increase from 3.4 million to 7.4 million the number of authorized shares for issuance under such plan and to increase from 1.5 million to 3 million the number of shares of common stock as to which Restricted Shares and/or Performance Awards may be granted under such plan are not approved by the holders of the majority of the voting shares of the Company, this Plan will be restated so that the number of shares of Common Stock authorized for issuance shall be adjusted so that the limitations set forth therein shall revert to the unamended Plan. The limitations established by the preceding sentence shall be subject to adjustment as provided in Sections 14 hereof.

          19.   Effect of Headings.

         The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

          20.   Governing Law

         The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

                         FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of the ___ day of __________, ____ between Laboratory Corporation of America Holdings, a Delaware corporation (the "Company") and ((First_Name)) ((MI)) ((Last_Name)) (the "Employee").

                                   WITNESSETH

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.   Grant of Options.

Subject to the provisions of this Agreement and to the provisions of the Laboratory Corporation of America Holdings Amended and Restated 2000 Stock Incentive Plan (the "Plan"), the Company hereby grants to the Employee the right and option (the "Option") to purchase all or any part of the number of shares of common stock, par value $0.10 per share ("Common Stock") of the Company, set forth on Schedule A attached hereto at the price per share and on the other terms set forth on Schedule A.

2.   Exercisability of Options.

One-third (1/3) of the shares subject to the Options may be purchased by the Employee pursuant to exercise of the Options on or after ________________, an additional one-third (1/3) of such shares on or after ________________, and all of such shares on or after ________________, in each case subject to the prior expiration or sooner termination of the Options; provided, however, that Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Options are then exercisable if such number of shares is less than 100).

3.   Method of Exercise of the Options.

     (a) The Options as to which the Employee is vested shall be exercisable by delivery to the Company of a written notice stating the number of shares to be purchased pursuant to this Agreement and accompanied by payment for the full purchase price of the shares to be purchased. Fractional share interests shall be disregarded except that they may be accumulated.

     (b) The exercise price shall be paid in cash or by certified check or bank draft payable to the order of the Company, or by exchange of Common Stock of the Company having an aggregate fair market value equal to the aggregate exercise price, or by a combination of the foregoing.

4.   Termination of Employment.

Except as provided in Paragraph 4 and in Paragraph 5 hereof, Options may not be exercised unless the Employee is then in the employ of (i) the Company, (ii) an affiliated corporation or (iii) a corporation issuing or assuming the Options in a transaction to which Section 424 and/or 425(a) of the Internal Revenue Code of 1986 applies or a parent corporation or subsidiary corporation of the corporation described in the clause (iii), and unless the Employee has remained continuously so employed since the date of grant of the Options. In the event that the employment of the Employee shall terminate (other than by reason of death, disability or retirement), all Options of such Employee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three (3) months after such termination, subject to the restrictions on sales of securities imposed by the LabCorp Insider Trading Policy including, without limitation, any applicable mandatory "black-out periods."

Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its affiliate corporations or interfere in any way with the right of the Company or any such affiliate corporation to terminate such employment at any time.

5. Acceleration of Benefits Upon Death, Disability or Retirement of Employee or Change in Control.

If (i) Employee shall die while employed by the Company or an affiliate corporation thereof, (ii) the Employee shall die within three (3) months after the termination of the Employee's employment, (iii) the Employee's employment shall terminate by reason of Disability or Retirement (as defined in the Plan) or (iv) there is a termination as a result of a Change in Control (as defined in the Plan), all Options granted pursuant to this Agreement which are vested and which have not been exercised may, unless earlier terminated in accordance with their terms, be exercised by the

Employee or by the Employee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the Employee, at any time within one (1) year after the date of Death, Disability or Retirement of the Employee or the Change in Control, subject to the restrictions on sales of securities imposed by the LabCorp Insider Trading Policy including, without limitation, any applicable mandatory "black-out periods."

6.   Nontransferability of Options.

The Options are non-transferable by the Employee other than by will or the laws of descent and distribution, and Options may be exercised during the lifetime of the Employee only by the Employee or by his guardian or legal representative.

7.   Effect of Certain Changes.

     (a) If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash in dividends, or any like change, the number of shares covered by outstanding Options granted pursuant to this Agreement, and the price per share of such Options, shall be proportionately adjusted by the Committee (as defined in the Plan) to reflect any such change or distributing provided, however, that any fractional shares resulting form such adjustment shall be eliminated.

     (b) In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Agreement and the Plan.

     (c) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

8.   Rights as a Stockholder.

An Employee or a transferee of Options shall have no rights as a stockholder with respect to any shares covered by such Options until the date of the issuance of a stock certificate to such individual for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date a stock certificate is issued, except as provided in Paragraph 7 of this Agreement.

9.   Payment of Transfer Taxes, Fees, and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to the exercise of the Options, together with any and all the fees and expenses necessarily incurred by the Company in connection therewith.

10.  Other Restrictions.

The exercise of each Option shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities, exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Employee with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.  Taxes and Withholding.

No later than the date of exercise of any Options granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Options and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Options.

12.  Notices.

Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 430 South Spring Street, Burlington, North Carolina 27215, Attention: Corporate Secretary and to the Employee at the address set forth on Schedule A, or at such address as either party may hereafter designate in writing to the other.

13.  Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

14.  Law Applicable to Construction.

The Options have been granted, executed and delivered in the State of New York, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, as applied to contracts executed in and performed wholly within the State of New York.

15.  Conflicts and Interpretation.

If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matter as to which this Agreement is silent, in any such case, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and
(iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

16.  Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17.  Amendment.

This Agreement may not be modified, amended or waved in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set his/her hand, effective as of the day and year first above written.

                                LABORATORY CORPORATION OF AMERICA HOLDINGS

                                By: ____________________________________________
                                        Thomas P. MacMahon, Chairman and CEO


                                                EMPLOYEE

                                By: __________________________________________
                                        First Name, Middle Initial, Last Name

                      Schedule A to Stock Option Agreement

Employee Name and Address:
((First_Name)) ((MI)) ((Last_Name))
((Address))
((City)), ((State)) ((Zip))


Employee Social Security Number:

((SSN))

Number and Type of Options:
((Options)) non-qualified options


Exercise Price:
$_______ per share

Vesting:

1/3 on or after ________________________
1/3 on or after ________________________
100% on or after _______________________


Expiration of Options:
                                  __________________